CODE OF BUSINESS CONDUCT AND ETHICS
for
SEVERN BANCORP

Introduction

This Code of Business Conduct and Ethics (this "Code") applies to Severn Bancorp and its subsidiaries (collectively, the "Company").

We expect the Company's employees and officers ("employees") and members of its Board of Directors ("directors") to use sound judgment to help us maintain appropriate compliance procedures and to carry out our business with honesty and in compliance with laws and high ethical standards. Each employee and director is expected to read this Code and demonstrate personal commitment to the standards set forth in this Code. Employees and directors who do not comply with the standards set forth in this Code may be subject to discipline in light of the nature of the violation, including termination of employment.

Any questions about this Code or the appropriate course of conduct in a particular situation should be directed to the Company's chairperson of the Audit Committee of the Board of Directors, who shall have the authority to consult with outside counsel. Any evidence of improper conduct, violations of laws, rules, regulations or this Code should be reported immediately. The Company will not allow retaliation against an employee or director for such a report made in good faith.

Any waiver of the provisions of this Code for executive officers or directors of the Company may be made only by our Board of Directors or a committee thereof and must be promptly disclosed to our stockholders.

A copy of this Code of Business Conduct and Ethics will be posted on the Company’s website and will also be mailed to any shareholder who requests it; in addition, this availability will be disclosed annually in the Company’s annual report on Form 10-K filed with the Securities Exchange Commission (“SEC”).
This Code is not intended as a detailed guide for all situations. Employees and directors are also expected to comply with other workplace rules we may from time to time communicate, all of which supplement this Code.

Responsibilities

I.    Compliance with Laws, Rules and Regulations

All employees and directors must respect and obey all laws applicable to the Company’s business, including state and local laws in the geographic areas in which the Company operates. Employees and directors should direct any questions as to the applicability of any law to the Company's chairperson of the Audit Committee of the Board of Directors.

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II.    Conflicts of Interest

A conflict of interest occurs when the private interest of an employee or director interferes in any way – or appears to interfere – with the interests of the Company as a whole. For example, conflicts of interest also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Conflicts of interest also can arise when an employee or director takes action or has interests that may make it difficult to make objective decisions on behalf of the Company or to perform his or her duties objectively and effectively.

Except as pre-approved in accordance with Company policy and procedures, transactions that involve a conflict of interest are prohibited as a matter of Company policy. Any employee or director who becomes aware of a conflict or potential conflict, or who has a question about whether a conflict exists, must bring it to the attention of the Company's chairperson of the Audit Committee of the Board of Directors.

III.    Company Opportunities

Employees and directors are prohibited from (a) taking for themselves personally any opportunities that arise or are discovered through the use of Company property, information or position, (b) using Company property, information or position for personal gain, and (c) directly or indirectly competing with the Company. Employees and directors owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises.

IV.    Insider Trading

The Company has a securities trading policy and all employees and directors must abide by its terms. This policy, among other things, provides that employees and directors may not buy or sell shares of the Company when they are in possession of material, non-public information. They also are prohibited from passing on such information to others who might make an investment decision based on such information. Employees and directors also may not trade in stocks of other companies about which they learn material, non-public information through the course of their employment or service. Copies of the Company’s Policy on Insider Trading may be obtained from the Company’s chairperson of the Audit Committee of the Board of Directors. Any questions as to whether information is material or has been adequately disclosed should be directed to the Company's chairperson of the Audit Committee of the Board of Directors.

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V.    Confidentiality

Employees and directors should maintain the confidentiality of confidential information entrusted to them by the Company or its customers and suppliers, except when disclosure is authorized or legally mandated. "Confidential information" includes all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed. This obligation to protect confidential information does not cease when an employee or director leaves the Company. Any questions about whether information is confidential should be directed to the Company's chairperson of the Audit Committee of the Board of Directors.

VI.    Fair Dealing

Each employee and director should endeavor to deal fairly with the Company’s competitors, suppliers, customers and employees. No employee or director should take unfair advantage of any other person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

VII.    Protection and Proper Use of the Company's Assets

All employees and directors have a duty to protect the Company's assets and ensure the assets' efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability and financial health. The Company's assets should be used only for legitimate business purposes and employees and directors should take measures to ensure against their theft, damage or misuse. These assets include intellectual property such as patents, trademarks, trade secrets, business and marketing plans, salary information and any unpublished financial data and reports. Any unauthorized use or distribution of this information is a violation of this Code.

VIII.    Accuracy of Records and Reporting

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the matters to which they relate and must conform both to applicable legal requirements and to the Company's system of internal controls. The making of false or misleading records or documentation is strictly prohibited. The Company must operate in compliance with all applicable laws and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company's document retention policies. Any questions about these policies should be directed to the Company's chairperson of the Audit Committee of the Board of Directors.

IX.    Disclosure Controls and Procedures

The Company is required to maintain effective "disclosure controls and procedures" so that financial and non-financial information required to be reported to the SEC is timely and accurately reported both to our senior management and in the filings the Company makes. All employees are expected, within the scope of their employment duties, to support the effectiveness of these disclosure controls and procedures. To that end, it is Company policy to promote the full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC and otherwise communicate to the public.

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X.    Improper Influence on Conduct of Audits

An employee must not take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company. An employee must also not take any action to fraudulently influence, coerce, manipulate, or mislead any member of the Company’s internal auditors engaged in the performance of an internal audit or investigation. An employee must cooperate in any audit or investigation being conducted by the Company’s internal or external auditors.

XI.    Interaction with Public Officials and Entertainment and Gratuities

When dealing with public officials, employees and directors must avoid any activity that is or appears illegal or unethical. The giving of gifts, including meals, entertainment, transportation and lodging, to government officials in the various branches of United States government, as well as state and local governments, is restricted by law. Employees and directors must obtain pre-approval from the Company's chairperson of the Audit Committee of the Board of Directors, who may consult with outside counsel, before providing anything of value from the Company to a government official or employee. The foregoing does not apply to lawful political contributions from non Company sources.

In addition, the United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited.

The Company believes that business decisions by its non-governmental customers should be made solely on the basis of the Company’s quality, service, price and other competitive factors. Gifts and entertainment of nominal value are used to create good will with non-governmental customers. If they go beyond that and make the customer feel obligated to offer any special consideration to the Company, they are unacceptable. The Company’s policy is to avoid even the appearance of favoritism based on business entertainment or gratuities.

Employees should exercise good judgment and moderation and should only offer gratuities to customers to the extent they are in accordance with reasonable customers in the marketplace.

Normal and reasonable entertainment of non-governmental customers and suppliers covered by standard expense account reporting is permissible when not contrary to applicable law or to the non-governmental customer’s or supplier’s own policy.

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XII.    Environmental Protection

The Company fully supports the belief that each employee has a responsibility to protect the environment and human life and health. It is, therefore, imperative that each employee accepts responsibility for compliance with laws and regulations governing the protection of the environment. No individual will knowingly buy for use at the Company, use or dispose of, other than in accordance with the law, any chemical or other substance which it is illegal to use or dispose of. Supervisors and managers are expected to stay current with all relevant laws and regulations concerning the protection of the environment, to seek professional guidance when necessary, and to assure compliance with the laws and regulations. In addition, we must seek alternative to those methods, substances or products which are subject to regulation to assure protection of the environment and personal safety.

Individuals who knowingly violate any environmental law or regulation will be subject to discharge and prosecution. Accidental incidents which affect the environment are to be reported immediately, and measures are to be undertaken immediately to minimize environmental impact.

XIII.    Use of Electronic Technology Resources

The Company’s electronic technical resources – including desktop and portable computer systems, personal digital assistants, fax machines, Internet and World Wide Web (Web) access, voice mail, electronic mail (e-mail), electronic bulletin boards, and intranet, as well as the use of any Company-paid accounts, subscriptions, or other technical sources – enable employees quickly and efficiently to access and exchange information throughout the Company and around the world.

These technical resources are provided for the benefit of the Company and its customers and suppliers. They are provided only for use in the pursuit of Company business, unless otherwise authorized. Employees are permitted to use the Company’s technical resources for occasional, non-work, non-prohibited purposes. Nevertheless and other than specific legal exceptions, employees have no right or privacy as to any information or file transmitted or stored on or through the Company’s electronic technical resources. Employees are responsible for ensuring that they use the technical resource privilege in an effective, ethical, and legal manner. Use of the Company’s technical resources may not be used for personal gain, the advancement of individual views, or the solicitation of non-Company business or activities. Your use of the Company’s technical resources must not interfere with your productivity, the productivity of any other employee, or the operation of the Company’s technical resources.

Sending, saving, or viewing offensive material using the Company’s technical resources is prohibited. Messages stored or transmitted must not contain content that may reasonably be considered offensive to any employee. Offensive material includes, but is not limited to, sexual comments, jokes or images, racial slurs, gender-specific comments, or any comments or images that would offend someone on the basis of a person’s race, color, creed, sex, age, national origin, or physical or mental disability. Any use of the Company’s technical resources to harass, discriminate or for other prohibited purposes is unlawful and strictly forbidden, and will be subject to discipline, up to and including discharge.

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Compliance Standards and Procedures

We understand that no code or policy can address every scenario or answer every question. To ensure that all employees and directors can obtain prompt answers to their questions and inquiries, we have implemented the following policies and procedures:

Compliance

The Company's Executive Vice President has been designated with responsibility for overseeing and monitoring compliance with this Code. This officer makes periodic reports to the Company's Audit Committee regarding the implementation and effectiveness of this Code as well as the Company's policies and procedures to ensure compliance with this Code.

The Company's Executive Vice President may be reached at 410-268-4554 or mmeekins@severn.hpwsb.com. If you wish to communicate any matter anonymously, the Company will maintain the confidentiality of your communication to the extent possible under applicable laws. Communications intended to be confidential should be mailed in writing, without indicating your name or address, to Severn Bancorp, Attention: Executive Vice President.

Reporting Violations

All employees are encouraged to speak with their supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. In most instances, employees and directors should bring any questions regarding this Code to the attention of the Company's chairperson of the Audit Committee of the Board of Directors.

We encourage all employees to promptly report to the appropriate Company personnel any actual or apparent violations of this Code or any laws, rules or regulations. The Company does not permit retaliation or discrimination of any kind against employees who reasonably believe there has been possible illegal or unethical conduct and who in good faith report the conduct to us. However, it is a violation of our policy for any employee to communicate a report claiming illegal or unethical conduct which the employee knows to be false.

Investigations

Reported violations will be promptly investigated. The person reporting the violation should not conduct an investigation on his or her own. However, employees and directors are expected to cooperate fully with any investigation made by the Company or any of its representatives.

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Accountability

Employees and directors who violate this Code may be subject to disciplinary action, including termination of employment. Knowledge of a violation and failure to promptly report or correct the violation may also subject an employee or director to disciplinary action. Some violations of this Code are illegal and may subject the employee or director to civil and criminal liability.

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